                                                                    Exhibit 99.1

                          MATERIAL SCIENCES CORPORATION
                     TERMINATES SHAREHOLDER RIGHTS AGREEMENT


ELK GROVE VILLAGE, IL, APRIL 22, 2003-------Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications, announced today that the board of directors, in response to broadly-based shareowner interest at this time, has voted to terminate the company's shareholder rights agreement. This agreement will be terminated by redeeming all of the outstanding rights at a price of $0.01 per right, payable in cash. There is currently one right attached to each outstanding share of common stock. Shareowners do not have to take any action to receive the redemption payment and do not have to surrender stock certificates. The redemption payment will be mailed on or about May 16, 2003 to shareowners of record on April 28, 2003. As a result of the redemption, the rights cannot become exercisable, and the shareholder rights agreement will be terminated.


About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added
(EVA) is MSC's primary financial management and incentive compensation measure. The company's stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index.